                                                                     Exhibit 99



                             [CONCORD CAMERA LOGO]



CONTACT:                   OR               LENS' INVESTOR RELATIONS COUNSEL:
Concord Camera Corp.                        The Equity Group, Inc.
Brian King                                  Robert Goldstein     (212) 371-8660
Senior Executive Vice President             Devin Sullivan       (212) 836-9608
(954) 331-4200


                              FOR IMMEDIATE RELEASE
           CONCORD CAMERA CORP. ANNOUNCES RESULTS AND RECORD SALES FOR
             THE FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 28, 2003


HOLLYWOOD, FLORIDA - August 14, 2003 - Concord Camera Corp. ("Concord" or "Company") (NASDAQ National Market: LENS) today reported financial results for the fourth quarter and fiscal year ended June 28, 2003 (see attached tables).


Fourth Quarter Comparison

For the fourth quarter ended June 28, 2003, net sales ("sales") were $61.5 million, a 100% increase over the same quarter last year. Net income was $1.7 million, or $0.06 per diluted share. This compared to sales of $30.7 million, and net income of $0.9 million, or $0.03 per diluted share for the fourth quarter of the prior fiscal year. Excluding non-cash variable stock option expense of $0.9 million ($0.8 million after taxes) in this year's fourth quarter, net income was $2.5 million, or $0.08 per diluted share. Last year's fourth quarter included $2.8 million ($2.2 million after taxes) of non-cash variable stock option income. Excluding this item, the Company lost $(1.3) million, or $(0.05) per share in last year's fourth quarter.

Commenting on the financial results, Ira B. Lampert, Concord's Chairman, Chief Executive Officer and President, said, "Concord's sales for the fourth quarter of fiscal 2003 of $61.5 million exceeded the high end of the range ($50 to $55 million) of the guidance we announced in May. Fourth quarter sales also set a Company record by exceeding sales in any prior fourth quarter. Excluding non-cash variable stock option expense, net income was $2.5 million, or $0.08 per diluted share versus guidance of $0.9 to $1.8 million, or $0.03 to $0.06 per diluted share."

Mr. Lampert also said, "Sales from our Retail Sales and Distribution ("RSD") business for the fourth quarter of fiscal 2003 were $47.9 million, an increase of $21.3 million, or 80%, and accounted for 78% of total sales. This growth was in large part due to new digital camera sales, Polaroid branded single use and traditional cameras, new accounts and organic growth from existing accounts due to sell through and new product introductions. Sales from our Design and Manufacturing Services ("DMS") business were $13.6 million, an increase of $9.5 million, or 231%, and accounted for 22% of total sales. This increase was primarily due to a new single use camera being manufactured for Eastman Kodak Company ("Kodak") under a new supply agreement entered into in September 2002."

Concord Camera Corp. Announces Results For
Fourth Quarter and Fiscal Year Ended June 28, 2003
August 14, 2003
Page 2


Mr. Lampert continued, "We are very pleased with the increased market penetration we experienced with all of our products in both of our RSD and DMS businesses. This increased penetration was primarily a result of opening new accounts, growth in existing accounts, increased digital camera product offerings and growth in our single use camera products and sales.

"Gross profit for the fourth quarter of fiscal 2003 was $10.7 million, or 17.3% of sales, versus $4.1 million, or 13.3% of sales in the same quarter last year. Margins and costs were positively impacted by significantly increased sales and the resultant efficiency gains in our manufacturing processes at our vertically integrated world class manufacturing facility located in the People's Republic of China ("PRC"). We continue to invest in new product engineering, design and development, primarily focusing on digital technologies and products. We incurred $2.4 million, or 3.8% of sales, in product development costs in this year's fiscal fourth quarter as compared to $1.8 million, or 5.8% of sales last year.

"Selling expenses for the fourth quarter of fiscal 2003 were $3.0 million, or 4.9% of sales. This compared to $1.8 million, or 5.7% of sales, for the fourth quarter last year. The increase in absolute dollars was primarily due to additional sales and marketing personnel, higher variable costs including freight and handling costs, and royalties related to the Polaroid brand licenses, all of which are attributable to the Company's sales growth.

"General and administrative ("G&A") expenses for the fourth quarter of fiscal 2003 were $5.7 million, or 9.3% of sales. This compared to $4.7 million, or 15.3% of sales, for the fourth quarter last year. The increase in G&A expenses was primarily due to additional staffing, insurance costs and additional costs associated with the Company's growth. Last year's G&A expenses included a $0.3 million reduction in expense from a restructuring reversal," said Mr. Lampert.

Non-cash variable stock option expense for the fourth quarter of this fiscal year was $0.9 million in comparison to $2.8 million of income for the same quarter last year.

Financial expense for the fourth quarter of fiscal 2003 was $0.2 million compared to $0.6 million in the same quarter last year. The decrease of $0.4 million was attributable to the repurchase in August 2002 of our $15 million, 11% Senior Notes. Investment income was $0.5 million in this year's fiscal fourth quarter versus $0.4 million last year.

Other (income), net was $(0.4) million for the fourth quarter of fiscal 2003, versus zero last year. The increase is primarily related to foreign exchange gains.


Fiscal Year Comparison

For the fiscal year ended June 28, 2003 ("Fiscal 2003"), sales set a Company record and were $189.8 million, a 46.8% increase over the same period last year, and net income was $6.4 million, or $0.22 per diluted share. Excluding non-cash variable stock option expense, net income was $7.2 million, or $0.25 per diluted share. For the fiscal year ended June 29, 2002 ("Fiscal 2002"), sales were $129.3 million and the net loss was $(5.2) million, or $(0.19) per share.

Concord Camera Corp. Announces Results For
Fourth Quarter and Fiscal Year Ended June 28, 2003
August 14, 2003
Page 3


RSD sales for Fiscal 2003 were $145.8 million, an increase of $50.1 million, or 52.3%, and accounted for 77% of total sales. This growth was in large part due to new digital camera sales, Polaroid branded single use and traditional cameras, new accounts and organic growth from existing accounts due to sell through and new product introductions. DMS sales were $44.0 million, an increase of $10.4 million, or 30.9%, and accounted for 23% of total sales. The increase was due primarily to digital camera sales to a Fuji Photo Film Co., Ltd. subsidiary, Legend Group Limited in the PRC and Visioneer, Inc., sales of a new single use camera being manufactured for Kodak under a new supply agreement entered into in September 2002 and other sales to existing customers, partially offset by the previously disclosed expiration of certain DMS contracts.

Gross profit for Fiscal 2003 was $36.3 million, or 19.1% of sales, versus $19.0 million, or 14.7% of sales in Fiscal 2002. This year included a $2.2 million pretax benefit related to a favorable dispute resolution partially offset by $0.8 million of additional air freight costs due to the West Coast dock worker's labor dispute, while last year included $3.1 million of net inventory provisions. Fiscal 2003 gross profit margins were positively impacted by significantly increased sales accompanied by the related efficiency gains in manufacturing. Product development expenses were $8.5 million, or 4.5% of sales for Fiscal 2003 versus $7.6 million, or 5.9% of sales last year.

Selling expenses for Fiscal 2003 were $8.9 million, or 4.7% of sales. Last year, selling expenses were $6.3 million, or 4.9% of sales. The increase was primarily due to additional sales and marketing personnel, higher freight and handling costs, and royalties related to the Polaroid brand licenses, all of which are attributable to the Company's year over year sales growth.

General and administrative expenses for Fiscal 2003 were $20.6 million, or 10.9% of sales. This compared to $21.0 million, or 16.2% of sales last year. Fiscal 2002 G&A expenses included a $1.6 million accounts receivable provision due to the Polaroid bankruptcy, a $1.1 million charitable contribution for victims of the September 11, 2001 terrorist attack, and a net $0.7 million provision due to the Kmart bankruptcy. Fiscal 2003 G&A expenses included a $0.5 million reduction in expense due to a payment from Polaroid in settlement of Concord's outstanding Polaroid claims related to the Polaroid bankruptcy filing. The remaining elements of G&A expenses increased year over year by approximately $3.5 million primarily due to additional staffing, professional and insurance costs, and other costs associated with the Company's growth.

Financial expense for Fiscal 2003 was $1.2 million versus $2.5 million last year, a decrease of $1.3 million. The decrease relates to the repurchase of the Senior Notes described herein. Investment income for Fiscal 2003 was $1.5 million versus $2.3 million last year. Last year included higher investment income mostly attributable to higher interest rates.

Other (income), net was $(0.8) million for Fiscal 2003 as compared to $(0.7) million in Fiscal 2002. Last year included $1.2 million of income from an arbitration award. Excluding this award, last year would have been $0.5 million of expense. The increase in income this year was primarily due to foreign exchange gains.

Concord Camera Corp. Announces Results For
Fourth Quarter and Fiscal Year Ended June 28, 2003
August 14, 2003
Page 4


Working Capital

Working capital was $121.1 million at June 28, 2003, $115.4 million at March 29, 2003 and $128.4 million at June 29, 2002. During the fourth quarter working capital increased by $5.7 million with cash and short term investments increasing by $4.5 million ending the quarter at $88.3 million. Accounts receivable increased by $13.1 million, while inventory levels declined by $2.0 million, both due to very strong sales in the fourth quarter.

For Fiscal 2003, working capital declined by $7.3 million from $128.4 million to $121.1 million. Cash and investments decreased by $15.6 million from $103.9 million at June 29, 2002 to $88.3 million at June 28, 2003 partially as a result of the repurchase of the $15 million Senior Notes, pre-paying $4 million in conjunction with the Polaroid brand license agreements and incurring $5.8 million of fixed asset expenditures. These three cash uses, totaling $24.8 million, were offset by $9.2 million from positive cash flows from operations and other balance sheet items. Accounts receivable and inventory increased by $9.5 and $9.8 million, respectively, during Fiscal 2003 as a result of our significant sales growth.


Concord's Balance Sheet Remains Strong

Mr. Lampert continued, "Concord ended the fourth quarter with working capital of $121.1 million, no long-term debt, and cash and investments on hand of $88.3 million or approximately $3.16 per share. We also had total stockholders' equity of $156.8 million, or approximately $5.62 per share, as of June 28, 2003. We remain convinced that if we adhere to our fundamental strategies of engineering, developing, designing and manufacturing high quality products at low cost and introducing new products to our RSD and DMS customers, our business will grow. We continue to invest in human resources, technologies, manufacturing facilities, capital equipment and product development to support growth and our transition to a leading image capture technology-based DMS and RSD business."


First Quarter 2004 Guidance

Commenting on the short-term outlook for the Company, Mr. Lampert continued, "Providing long-term future guidance continues to be challenging. The economy remains difficult to forecast. Currently, for the first quarter of fiscal 2004, we anticipate revenues in the approximate range of $55 to $60 million and net income in the approximate range of $2.1 to $2.7 million, or $0.07 to $0.09 per diluted share, before any non-cash variable stock option expense."


Potential New Products and Relationships

If the Company's development efforts are successfully concluded, the Company anticipates introducing several new digital, single use and traditional cameras to potential new and existing DMS and RSD customers during Fiscal 2004.

Concord Camera Corp. Announces Results For
Fourth Quarter and Fiscal Year Ended June 28, 2003
August 14, 2003
Page 5


Corporate Governance and Enhanced Reporting

Concord has endorsed and will fully comply with the requirements of NASDAQ, the Sarbanes-Oxley Act and the new SEC rules related to corporate governance, accounting and reporting.


Investor Conference Call

Ira B. Lampert, Chairman, Chief Executive Officer and President, will host a conference call today, Thursday, August 14, 2003 at 11:00 A.M. Eastern Daylight Time, to discuss the fourth quarter and Fiscal 2003 results. To participate in the live conference call with management, please call (973) 582-2866 at least five minutes prior to the start time. The conference call will also be broadcast live over the Internet via the WEBCAST section on the home page of Concord's web site - www.concord-camera.com. To listen to the live call, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen to the call live, the conference call will be archived and can be accessed for approximately five business days.



About Concord Camera Corp.

Concord Camera Corp. is a global developer, designer, manufacturer and marketer of high quality, popularly priced, digital, instant, Advanced Photo System
(APS), and 35mm format cameras and 35mm, APS, and instant format single use cameras. Concord markets its cameras under the trademarks POLAROID(R), CONCORD(R), KEYSTONE(R), CONCORD EYE Q(R), LE CLIC(R), GOLDLINE(R), APEX(R), and ARGUS(R). Concord sells and markets its camera products worldwide through direct sales offices in the United States, Canada, Germany, Hong Kong, the United Kingdom and France and through independent sales agents. Concord manufactures its products in its vertically integrated manufacturing facilities in the People's Republic of China. The Polaroid trademark is owned by Polaroid Corporation and is used by Concord under license from Polaroid.


Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results and the future introduction of new products, involve risks and uncertainties which may affect the Company's business and prospects, including the risks discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 29, 2002 and subsequently filed reports. Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Concord Camera Corp. Announces Results For
Fourth Quarter and Fiscal Year Ended June 28, 2003
August 14, 2003
Page 6

Concord Camera Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)


                                                                            June 28,       March 29,       June 29,
                                                                              2003           2003            2002
                                                                            --------       ---------       ---------
                                                                                          (Unaudited)
                         Assets

Current  Assets:
   Cash and cash equivalents                                             $  38,221        $  33,816        $ 103,868
   Short-term investments                                                   50,035           49,906                -
   Accounts receivable, net                                                 32,494           19,352           22,984
   Inventories                                                              32,317           34,355           22,485
   Prepaid expenses and other current assets                                 5,122            3,948            4,194
                                                                         ---------        ---------        ---------
         Total current assets                                              158,189          141,377          153,531

Property, plant and equipment, net                                          21,328           20,779           20,985
Goodwill, net                                                                3,721            3,721            3,721
Other assets                                                                22,576           25,313           19,839
                                                                         ---------        ---------        ---------

Total assets                                                             $ 205,814        $ 191,190        $ 198,076
                                                                         =========        =========        =========

           Liabilities and Stockholders' Equity

Current Liabilities:
   Accounts payable                                                      $  22,105        $  15,398        $  12,502
   Accrued expenses                                                         13,023            8,885           12,013
   Other current liabilities                                                 1,984            1,664              634
                                                                         ---------        ---------        ---------
         Total current liabilities                                          37,112           25,947           25,149

Senior notes                                                                     -                -           14,934
Other long-term liabilities                                                 11,874           10,679            8,837
                                                                         ---------        ---------        ---------
Total liabilities                                                           49,986           36,626           48,920

Commitments and contingencies
Stockholders' Equity:
   Blank check preferred stock, no par value,
       1,000 shares authorized, none issued                                      -                -                -
   Common stock, no par value, 100,000 shares authorized,
       29,464, 29,458 and 29,029 shares issued as of June
       28, 2003, March 29, 2003 and June 29, 2002, respectively            141,109          141,092          140,547
Paid-in capital                                                              5,407            4,507            4,412
Deferred stock-based compensation                                             (190)            (232)            (332)
Retained earnings                                                           15,070           13,400            8,667
Notes receivable arising from common stock purchase
   agreements                                                                    -                -               (1)
Accumulated other comprehensive loss                                          (431)             (66)               -
                                                                         ---------        ---------        ---------
                                                                           160,965          158,701          153,293

Less: treasury stock, at cost, 1,543 shares                                 (4,137)          (4,137)          (4,137)
                                                                         ---------        ---------        ---------
Total stockholders' equity                                                 156,828          154,564          149,156
                                                                         ---------        ---------        ---------

Total liabilities and stockholders' equity                               $ 205,814        $ 191,190        $ 198,076
                                                                         =========        =========        =========

Concord Camera Corp. Announces Results For
Fourth Quarter and Fiscal Year Ended June 28, 2003
August 14, 2003
Page 7

Concord Camera Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands except per share data)


                                                                       (Unaudited)
                                                                  For the quarter ended           For the year ended
                                                                 ------------------------      ------------------------
                                                                  June 28,      June 29,       June 28,        June 29,
                                                                    2003          2002           2003            2002
                                                                 ---------      ---------      ---------      ---------
Net sales                                                        $  61,515      $  30,742      $ 189,783      $ 129,317

Cost of products sold                                               50,845         26,648        153,532        110,345
                                                                 ---------      ---------      ---------      ---------

Gross profit                                                        10,670          4,094         36,251         18,972

Selling expenses                                                     3,009          1,757          8,905          6,343

General and administrative expenses                                  5,702          4,715         20,616         20,967

(Recovery) of operating expenses, net                                    -              -              -         (1,150)

Variable stock-based compensation expense (income)                     900         (2,825)           900              -

Financing (income) expense, net                                       (335)           237           (297)           172

Other (income) expense, net                                           (406)            44           (845)          (709)
                                                                 ---------      ---------      ---------      ---------
Income (loss) before income taxes                                    1,800            166          6,972         (6,651)

Provision (benefit) for income taxes                                   131           (758)           569         (1,403)
                                                                 ---------      ---------      ---------      ---------

Net income (loss)                                                $   1,669      $     924      $   6,403      $  (5,248)
                                                                 =========      =========      =========      =========

Basic earnings (loss) per common share                           $    0.06      $    0.03      $    0.23      $   (0.19)
                                                                 =========      =========      =========      =========
Diluted earnings (loss) per common share                         $    0.06      $    0.03      $    0.22      $   (0.19)
                                                                 =========      =========      =========      =========

Weighted average common shares outstanding-basic                    27,919         27,475         27,874         27,438

Dilutive effect of common stock options                              1,683          2,280          1,571              -
                                                                 ---------      ---------      ---------      ---------


Weighted average common shares outstanding-diluted                  29,602         29,755         29,445         27,438
                                                                 =========      =========      =========      =========


Note: Certain amounts for the quarter and year ended June 29, 2002 have been restated to conform to the current year presentation.